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                                                                    EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report dated February 17, 1995, on our audits of North Bay Bancorp's consolidated financial statements for the years ended December 31, 1994 and 1993, included (or incorporated by reference) in Westamerica Bancorporation's Form S-4 registration statement filed December 5, 1996, and to all references to our Firm included in this registration statement. It should be noted that we have performed no audit procedures subsequent to February 17, 1995, the date of our report. Furthermore, we have not audited any financial statements of North Bay Bancorp as of any date or for any period subsequent to December 31, 1994.


                                          /s/ Arthur Andersen LLP

                                          Arthur Andersen LLP


San Francisco, California
December 5, 1996